Exhibit 99.2

BRUCE E. GREWCOCK

President and Chief Executive Officer

(402) 271-2821        (402) 943-1325 fax

February 27, 2007

Dear Fellow Stockholder:

At the January 2007 Annual Meeting, we projected a net income, including earnings attributable to redeemable common stock, of $250 million.  I am pleased to announce that our final results, which were filed today in our 2006 10-K, show our actual reported earnings as $274 million, the best in our history and a 20 percent improvement over 2005.  Your efforts, and those of all our employee/stockholders, are sincerely appreciated in contributing to our record-setting financial performance in 2006.

These gains are reflected in our stock value.  The actual year-end common share price increased to $58.30, which represents a total return, including dividends received of $1.65 during 2006, of 25 percent over the 2005 year end price of $47.90.

At $6.3 billion at the end of 2006, our backlog remains at record levels and continues to provide a clear signal of a bright future for Kiewit.  By comparison, our 2005 year-end backlog was $5.8 billion.  Additionally, Kiewit was the selected or low-bid contractor on $818 million worth of construction work that had not been awarded at the end of the year.

While we have every reason to celebrate and be proud of our results, we must remember that success is fragile.  One of the risks we run is losing focus on the things that have created this Kiewit success story – building our work with the highest standards of safety and quality, and making our estimates.  Regardless of our individual responsibilities at Kiewit, without those bedrock principles in place, success can be fleeting.

So, in addition to celebrating, let’s take this opportunity to renew our commitment to the future through focusing on the Kiewit basics and working together as a great team.

Very truly yours,

/s/ Bruce E. Grewcock

Bruce E. Grewcock

President and Chief Executive Officer

BEG:psp